ESCROW AGREEMENT

                                     ESCROW AGREEMENT (this "Agree-
             ment"), dated as of March 8, 1996 by and among Financial Services Acquisition Corporation, a Delaware corporation ("FSAC"), EBIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FSAC ("Sub"), Euro Brokers Investment Corporation, a Delaware corporation (the "Compa-ny"), Donald R.A. Marshall, President of the Company, Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limit-ed partnership ("WCAS VI" and, together with Mr. Marshall, sometimes hereinafter referred to each as a "Representa-tive" and together as the "Representatives") and United States Trust Company of New York, as escrow agent (the "Escrow Agent").

                                     WHEREAS, FSAC, Sub and the Company,
             concurrently with the execution and delivery of this Agree-ment will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Sub with and into the Company, as a result of which the out-standing shares of Class B Common Stock, par value $.001 per share ("Company Common Stock"), of the Company will be converted into the right to receive (x) Common Stock, par value $.001 per share ("Merger Stock"), of FSAC, (y) Series B Redeemable Common Stock Purchase Warrants ("Merger War-rants"), of FSAC and (z) cash, without interest (the "Cash Consideration");

                                     WHEREAS, capitalized terms used but
             not defined herein shall have the meanings assigned to such terms in the Merger Agreement;

                                     WHEREAS, Article III of the Merger
             Agreement provides that (a) at the Effective Time, FSAC shall deposit with the Escrow Agent (i) 10% of the Merger Stock and (ii) $2 million of the Cash Consideration and
             (iii) to the extent there are any Dissenting Shares, (x) that portion of the Merger Stock and Merger Warrants that otherwise would have been paid to the Dissenters and (y) an additional portion of the Cash Consideration equal to the product of the Per Share Book Value and the number of Dissenting Shares, and (b) after the making of the adjust-ments contemplated by Section 3.7 of the Merger Agreement, FSAC shall deposit with the Escrow Agent, if applicable, the Positive Cash Adjustment;

                                     WHEREAS, all such securities and
             cash that are deposited from time to time with the Escrow Agent (together with all interest thereon, all accretions thereto and all dividends with respect to the Escrow Stock, hereinafter the "Escrow Funds") are to be held and released by the Escrow Agent in accordance with the terms of this Agreement and the Merger Agreement;

                                     NOW, THEREFORE, in consideration of
             the premises and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                     ARTICLE I

                              DELIVERY OF ESCROW FUNDS

                                     Section 1.1.(a) At the Effective
             Time, FSAC shall deposit with the Escrow Agent (i) the Escrow Stock, (ii) the Cash Escrow Amount and (iii) to the extent there are any Dissenting Shares, the Section 262 Escrow Securities and (b) after the making of the adjust-ments contemplated by Section 3.7 of the Merger Agreement, FSAC shall deposit with the Escrow Agent, if applicable, the Positive Cash Adjustment in accordance with and subject to the limitations of Section 3.7(f)(i) of the Merger Agreement (any Positive Cash Adjustment so deposited shall, for purposes of this Agreement, be deemed to become part of the Cash Escrow Amount). The Escrow Agent hereby acknowl-edges receipt of the specific Escrow Funds identified on
             Schedule 1.1 hereto. The Escrow Agent agrees to accept and hold all Escrow Funds on deposit with it from time to time in accordance with the terms of this Agreement.

                                    ARTICLE II

                          INVESTMENT OF CASH ESCROW AMOUNT

                                     Section 2.1. The Escrow Agent
             shall promptly invest the Cash Escrow Amount, in such instruments and of such maturities, as FSAC and the Repre-sentatives may from time to time jointly instruct the Escrow Agent in writing. In the absence of such instruc-tions (including if such instructions are not provided at the Effective Time), the Escrow Agent shall promptly invest the Cash Escrow Amount, at its own discretion, in any or all of the following instruments; provided, however, that no such investment shall be of more than forty-five (45) days' duration: (i) direct obligations of the United States Treasury; (ii) commercial paper having a rating respectively of P-1 and A-1+ from Moody's Investor's Service ("Moody's") and Standard and Poor's Corporation ("S&P"); provided, however, that the long-term unsecured debt rating of the issuing entity issued from Moody's is at least Aa3; (iii) demand or time deposits in, or bankers acceptance or certificates of deposit issued by, a bank with commercial paper ratings from Moody's and S&P of respectively P-1 and A-1+ and an unsecured long-term debt rating from Moody's of at least Aa3; or (iv) shares in the Money Fund, Government Money Fund and Treasury Money Fund issued by UST Master Funds.

                                     ARTICLE III

                         DEMANDS FOR PAYMENT AND RELEASE OF
                CASH ESCROW AMOUNT AND SECTION 262 ESCROW SECURITIES

                                     Section 3.1. In the event that
             after the adjustments required by Section 3.7 of the Merger Agreement there is a Negative Cash Adjustment, FSAC and the Representatives shall jointly instruct the Escrow Agent to release to FSAC from the Cash Escrow Amount the amount of such Negative Cash Adjustment in accordance with and sub-ject to the limitations of Section 3.7 (f)(ii) of the Merger Agreement, and the Escrow Agent shall promptly release to FSAC from the Cash Escrow Amount the amount of such Negative Cash Adjustment, in accordance with such instruction.

                                     Section 3.2. After payments have
             been made (or the right to payment has been forfeited) with respect to all Dissenting Shares, FSAC and the Representa-tives shall jointly instruct the Escrow Agent to release the Section 262 Securities in accordance with the provi-sions of Section 3.4(d) of the Merger Agreement, and the Escrow Agent shall promptly release such Section 262 Escrow Securities, in accordance with such instruction.

                                     Section 3.3. To the extent that
             the Surviving Corporation makes any payments to Dissenters with respect to their Dissenting Shares (either pursuant to a settlement with such Dissenters with the prior written approval of FSAC or pursuant to Delaware court appraisal proceedings), FSAC and the Representatives shall jointly instruct the Escrow Agent (i) to release to the Surviving Corporation from the Cash Escrow Amount the amount of such payments and (ii) to the extent the Cash Escrow Amount then remaining is insufficient therefor, to release to FSAC such portion of the Escrow Stock as is equal to such shortfall (valued in accordance with Section 4.8 hereof), and the Escrow Agent shall promptly release the amount of such payments to the Surviving Corporation from the Cash Escrow Amount (and, if applicable, to FSAC from the Escrow Stock), in accordance with such instruction.

                                     Section 3.4. Following the making
             of whichever of the two adjustments contemplated by Sec-tions 3.7(f)(i) and (ii) of the Merger Agreement is appli-cable, and provided that all payments have been made (or the right to payment has been forfeited) with respect to all Dissenting Shares, FSAC and the Representatives shall jointly instruct the Escrow Agent to release the remaining
             Cash Escrow Amount, if any, in accordance with the provi-sions of Section 3.4(e) of the Merger Agreement, and the Escrow Agent shall promptly release such remaining portion of the Cash Escrow Amount, in accordance with such instruction.

                                     Section 3.5. In the event that any
             of FSAC or the Representatives at any time believes that the terms of the Merger Agreement and/or Article III of this Agreement require the provision of a joint instruction to the Escrow Agent with respect to the release of Escrow Funds, and either or both of the others do not agree (or do not agree on the contents of the instruction), any of FSAC or the Representatives may (i) with the consent of the others, initiate arbitration in accordance with Article V of this Agreement to resolve such dispute or (ii) absent such consent, initiate suit in a court of appropriate jurisdiction to resolve such dispute.

                                     ARTICLE IV

                   DEMANDS FOR PAYMENT AND RELEASE OF ESCROW STOCK

                                     Section 4.1. If an Indemnified
             Party, including FSAC (the "Payee") claims indemnification from and against Damages in accordance with Article X of the Merger Agreement, the Payee may deliver to the Escrow Agent a certificate (the "Certificate") demanding that the Escrow Agent release to the Payee a number of shares of the Escrow Stock (the "Demand Amount") having a valuation (pursuant to Section 4.8 hereof) that is equal to the Damages. The Certificate shall (i) specify the amount of the Damages and the Demand Amount, (ii) attach the calcula-tion of the Damages and the Demand Amount, including in reasonable detail the basis thereof, and (iii) certify that each Representative and FSAC (if not the Payee) have been delivered a copy of the Certificate. Upon its receipt, the Escrow Agent shall also promptly forward a copy of the Certificate to FSAC (if not the Payee) and each Representa-tive.

                                     Section 4.2. Unless each of the
             Escrow Agent, FSAC (if not the Payee) and the Payee re-ceives a written notice of objection (an "Objection") to the Certificate from a Representative within twenty (20) business days after the date of the Escrow Agent's forward-ing to such Representative of the Certificate, the Repre-sentatives shall be deemed to have consented to the release from the Escrow Funds of the Demand Amount specified in the Certificate (the "Deemed Consent Amount"), and the Certifi-cate shall automatically become effective without further action. Any Objection delivered by a Representative shall also certify that such Objection has been delivered to each of FSAC (if not the Payee) and the Payee. Upon its re-ceipt, the Escrow Agent shall also promptly forward a copy of such Objection to FSAC (if not the Payee) and the Payee.

                                     Section 4.3. Any release of Escrow
             Stock pursuant to this Agreement, regardless of the identi-ty of the Payee delivering the Certificate, shall be made only to FSAC. FSAC shall thereupon retire (and hold in treasury) or cancel, in its discretion, such released shares and, if the Payee is not FSAC, pay or cause to be paid to the Payee, promptly following FSAC's receipt of such released Escrow Stock, an amount of cash equal to the valuation of such Escrow Stock (pursuant to Section 4.8 hereof).

                                     Section 4.4. Notwithstanding
             anything to the contrary in Sections 4.2, 4.5 or 4.6, the Escrow Agent shall not release Escrow Stock until the aggregate amount of the Cleared Damages (as hereinafter defined) exceeds One Hundred Thousand Dollars ($100,000). Once the aggregate amount of such Cleared Damages exceeds $100,000, the Escrow Agent shall release to FSAC the full amount of such Cleared Damages (including the amounts aggregating to less than the $100,000 threshold). For each subsequent Certificate delivered by a Payee to the Escrow Agent, the Escrow Agent shall release to FSAC, in satisfac-tion of any Cleared Damages with respect to such Certifi-cate, an amount equal to the lesser of (i) such Cleared Damages and (ii) the remaining balance of the Escrow Stock. The term "Cleared Damages" shall refer to and mean as many of the following as are applicable to any Certificate: (i) the Deemed Consent Amount, (ii) the Unchallenged Amount (as hereinafter defined), (iii) the Award Amount (as hereinaf-ter defined) and (iv) the Instructed Amount (as hereinafter defined).

                                     Section 4.5. In the event that a
             Representative delivers to the Escrow Agent, FSAC (if not the Payee) and the Payee an Objection to the Certificate within the time frame specified in Section 4.2, the Escrow Agent shall not release any of the Escrow Stock to FSAC in satisfaction of the Demand Amount unless and until the Escrow Agent receives (i) a certified copy of an award in arbitration from the Arbitrator (as defined below) specify-ing the amount of Escrow Stock, if any, so to be released (the "Award Amount") or (ii) a subsequent joint instruction from FSAC and the Representatives instructing the amount of Escrow Stock so to be released (the "Instructed Amount"). If both Representatives deliver an Objection within the time frame specified in Section 4.2, the arbitrations with respect to each Objection shall be heard together. Prompt-ly upon receipt of such a certified copy of an award (or a subsequent joint instruction), the Escrow Agent shall release the portion of the Escrow Stock as specified there-in, if any, to FSAC in accordance with such award (or instruction), and such release shall be deemed to satisfy the Demand Amount of the Certificate.

                                     Section 4.6. In any Objection to
             the Certificate, a Representative may state an objection to all or a portion of the Demand Amount sought in the Certif-icate. If such Representative objects to only a portion of such Demand Amount, such Objection shall instruct the Escrow Agent to release, and the Escrow Agent shall re-lease, to FSAC, in satisfaction of the unobjected-to por-tion of the Demand Amount, a portion of the Escrow Stock equal to such unobjected-to portion (the "Unchallenged Amount"). If both Representatives deliver Objections which object to only a portion of the Demand Amount, the Escrow Agent shall release a portion of the Escrow Stock equal to (and the Unchallenged Amount shall constitute) the lesser unobjected-to portion of the Demand Amount.

                                     Section 4.7. Notwithstanding
             anything to the contrary contained in this Agreement, the Escrow Agent shall release to each Holder a number of whole shares of Escrow Stock equal to such Holder's Proportionate Interest in the remaining Escrow Stock upon the date which shall be 12 months after the Effective Time, unless prior to such date any Payee has delivered a Certificate to the Escrow Agent and such Payee's entitlement to Escrow Stock has not been finally determined and satisfied in accordance with the terms of this Agreement, in which case, the Escrow Stock shall not be released to any Holder until final determination and satisfaction of all such pending Certifi-cates.

                                     Section 4.8. For all purposes
             under this Agreement, a share of Escrow Stock shall be valued at the average closing bid price of a share of FSAC Common Stock as reported (i) on the OTC Bulletin Board or
             (ii) if not quoted at such time on the OTC Bulletin Board, the Pink Sheets, in each case for the last five trading days immediately preceding the Effective Time.

                                     Section 4.9. Notwithstanding
             anything to the contrary contained in this Agreement, the Escrow Agent shall release the Escrow Funds, or any portion thereof, in accordance with any instrument in writing expressly referring to this Agreement and signed by FSAC and each Representative.


                                     ARTICLE V

                                     ARBITRATION

                                     Section 5.1  Each Representative
             shall be entitled to dispute a Certificate, provided that such Representative raises such dispute in an Objection delivered to the Escrow Agent within the time frame speci-fied in Section 4.2. Any Objection delivered by a Repre-sentative as to the Certificate shall specify in reasonable detail the nature of and the reasons for the objections described therein and what such Representative believes the Damages and the Demand Amount should be, if any, including in reasonable detail the basis thereof.

                                     Section 5.2  If, within 20 busi-
             ness days after delivery of an Objection, the Payee, FSAC (if not the Payee) and each Representative have been unable to reach agreement with respect to any Demand Amount that is the subject of such Objection (the "Challenged Amount"), the dispute shall, at the instance of either FSAC or either Representative, be referred to the Arbitrator (as defined in the Merger Agreement) or, if any of FSAC or the Repre-sentatives object, to a partner knowledgeable about the financial services industry at such other nationally-recog-nized accounting firm as the parties may agree and which is not affiliated and does not have a conflict with any of the parties (the "Arbitrator").

                                     Section 5.3. The Arbitrator shall
             be charged with making a determination, in accordance with the Merger Agreement and this Agreement, of the Challenged Amount and the Demand Amount. The parties making the submission shall request the Arbitrator to render a deci-sion within 60 days. Any such determination of the Arbi-trator shall be final and binding upon the parties and shall not, in the absence of manifest error, be subject to judicial review.

                                     Section 5.4. The fees and expenses
             of the Arbitrator shall be paid by FSAC.

                                     Section 5.5. The parties (on
             behalf of themselves and any Holders they represent) agree that any dispute arising as to the amount of any payment to be made pursuant to Article X of the Merger Agreement shall be resolved solely and exclusively pursuant to the proce-dures set forth or contemplated in such Article X and this
             Article V.

                                    ARTICLE VI

                                   RIGHTS OF AGENT

                                     Section 6.1. The Escrow Agent
             shall have no duties or responsibilities except those expressly set forth herein.

                                     Section 6.2. No person, firm or
             corporation will be recognized by the Escrow Agent as a successor or assignee of FSAC, Sub, the Company or either Representative until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment.

                                     Section 6.3. The Escrow Agent may
             rely upon any instrument in writing believed in good faith by it to be genuine and sufficient and properly presented and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof.

                                     Section 6.4. The Escrow Agent
             shall not be liable or responsible for any act it may do or omit to do except for its negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on written advice of counsel.

                                     Section 6.5. FSAC shall (i) reim-
             burse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with its duties hereunder and (ii) indemnify and hold harmless the Escrow Agent against any and all losses, claims, liabilities, costs, payments and expenses, including reasonable legal fees for counsel who may be selected by the Escrow Agent, which may be imposed upon or incurred by the Escrow Agent hereunder, except as a result of the negligence, bad faith or willful misconduct of the Escrow Agent. The compensation of the Escrow Agent shall be $5,000 per annum for each year fol-lowing the Effective Time (payable in full at the Effective Time for the first year and thereafter payable quarterly in advance) or as otherwise agreed upon from time to time by FSAC, the Representatives and the Escrow Agent.

                                     Section 6.6. Each party shall from
             time to time deliver to the Escrow Agent certificates as to the identity of the persons authorized to give instruc-tions, certificates and notices hereunder and otherwise to act on behalf of such party, which certificates shall contain specimens of such persons' signatures.

                                    ARTICLE VII

                          NO FRACTIONS; PAYMENT OF INTEREST

                                     Section 7.1. No certificates or
             scrip representing fractional interests in shares of Escrow Stock or in Section 262 Securities shall be released by the Escrow Agent. All fractional interests in a share of Escrow Stock or in Section 262 Securities that a person at any given time would otherwise be entitled to receive under this Agreement shall be aggregated. If after such aggrega-tion, a fractional interest in a share of Escrow Stock or in Section 262 Securities would result, such fractional interest shall be disregarded and such person shall only be entitled to receive the resulting whole number of shares of Escrow Stock and/or Section 262 Securities.

                                     Section 7.2. All releases of cash
             or securities from the Escrow Funds shall include, in the case of cash, a pro rata amount of any interest earned thereon while in escrow and, in the case of securities, any dividends or distributions made thereon or other accretions thereon while in escrow.

                                     ARTICLE VIII

                                    MISCELLANEOUS

                                     Section 8.1. FSAC, each Represen-
             tative and any other relevant party to this Agreement shall attempt in good faith to resolve any disputes arising hereunder promptly.

                                     Section 8.2. This Agreement shall
             terminate after all Escrow Funds have been released in accordance with the terms hereof.

                                     Section 8.3. The section headings
             contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpreta-tion of this Agreement.

                                     Section 8.4. All notices, re-
             quests, demands, certificates or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally (including by courier), or sent by facsimile transmission. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, to the following addresses, or to such other addresses (with copies to such other persons) as shall be notified subsequently in writing in accordance herewith:

                                     (a)    if to FSAC, the Company or
                                            Sub, to:

                                     Financial Services Acquisition
                                     Corporation
                                     667 Madison Avenue
                                     11th Floor
                                     New York, NY  10021
                                     Attention:  Gilbert Scharf

                                     Telecopy:   (212) 246-1514

                                     with a copy to:

                                     Skadden, Arps, Slate, Meagher & Flom
                                     919 Third Avenue
                                     New York, New York  10022
                                     Attention:  Roger Schwed, Esq.

                                     Telecopy:   (212) 735-2000

                                     (b)    if to WCAS VI, to:

                                     Welsh, Carson, Anderson & Stowe VI, L.P.
                                     One World Financial Center
                                     Suite 3601
                                     New York, NY  10281
                                     Attention:  Patrick J. Welsh

                                     Telecopy:   (212) 945-2016

                                     with a copy to:

                                     Reboul, MacMurray, Hewitt, Maynard
                                     & Kristol
                                     45 Rockefeller Plaza
                                     New York, NY  10111
                                     Attention:  William J. Hewitt, Esq.

                                     Telecopy:   (212) 841-5725

                                     (c)    if to Mr. Marshall:

                                     Euro Brokers Investment Corporation
                                     Two World Trade Center
                                     Suite 8400
                                     New York, NY  10048
                                     Attention:  Donald R. A. Marshall

                                     Telecopy:   (212) 748-7329

                                     (d)    if to the Escrow Agent:

                                     United States Trust Company of New York
                                     114 West 47th Street
                                     New York, NY 10036
                                     Attention: Margaret Ciesmelewski
                                     Telecopy:   (212) 852-1626

                                     A copy of any notice, request,
             demand, certificate or other communication given hereunder by any party shall be delivered to each other party to this Agreement as well as to the addressee at the same time as it is given to the addressee.

                                     Section 8.5. This Agreement may be
             executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     Section 8.6. This Agreement shall
             inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder by any party hereto without the written consent of the other parties shall be void. Except for Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

                                     Section 8.7. Subject to the arbi-
             tration provisions hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

                                     Section 8.8. No consent or waiver,
             expressed or implied, by any party to or of any breach or default by any other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any obliga-tions of the party. Except as otherwise expressly provided herein, failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by that party of its rights under this Agreement or otherwise.

                                     Section 8.9. No modification,
             waiver or discharge of this Agreement shall bind any party unless it is writing, specifically refers to this Agreement and is signed by or on behalf of such party by a duly authorized officer (in the case of a party that is a corpo-ration) thereof.

                                     Section 8.10. The provisions of
             this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity and enforceability of the other provi-sions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circum-stances, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provi-sion and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                                     Section 8.11. In the event of any
             conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control.


                                     IN WITNESS WHEREOF, the parties
             hereto have caused this Agreement to be duly executed by their authorized representatives, all as of the date first above written.

                                      FINANCIAL SERVICES ACQUISITION
                                         CORPORATION

                                      By /s/ Gilbert Scharf
                                         Name: Gilbert Scharf
                                         Title: Chairman, President
                                                and Chief Executive
                                                Officer

                                      EBIC ACQUISITION CORP.

                                      By /s/ Gilbert Scharf
                                         Name: Gilbert Scharf
                                         Title: Chairman and President

                                      EURO BROKERS INVESTMENT
                                         CORPORATION

                                      By /s/ Keith E. Reihl
                                         Name: Keith E. Reihl
                                         Title: Senior Vice President

                                      WELSH, CARSON, ANDERSON
                                         & STOWE VI, L.P.

                                         By WCAS VI Partners, L.P.
                                           General Partner

                                         By Patrick J. Welsh

                                      DONALD R. A. MARSHALL

                                      /s/ Donald R.A. Marshall

                                      UNITED STATES TRUST COMPANY OF NEW YORK

                                      By /s/ Margaret M. Ciesmelewski
                                       Name: Margaret M. Ciesmelewski
                                       Title: Assistant Vice President